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                                                                    Exhibit 3.11

                                   ARTICLES OF

                                  INCORPORATION

                                       OF

                         BROOKHOLLOW OF ALEXANDRIA, INC.

                                     FIRST:

The name of the corporation is BROOKHOLLOW OF ALEXANDRIA, INC.

                                     SECOND:

The purposes for which this corporation is formed are as follows:

          To engage in any lawful activity for which corporations may be formed under the Louisiana Business Corporation Law.

          To manufacture purchase or otherwise acquire, own, mortgage, pledge, sell, assign, transfer or otherwise dispose of, to trade, deal in and deal with, goods, wares and merchandise and real and personal property of every class and description;

          To acquire, and pay for in cash, stock or bonds of this corporation, or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation;

          To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copy-rights, trade-marks and trade names;

          To carry on any of its businesses or activities as principal, factor, agent, commission merchant or broker;

          To lend and advance money, property or credit to persons, firms, partnerships, joint ventures, associations and corporations on such terms as may seem expedient, in open account, unsecured or secured by goods, wares and merchandise or lands and real estate, or otherwise.

          To guarantee indebtedness of third parties and to endorse or otherwise guarantee the principal and Interest of notes, bonds, debentures or other evidences of indebtedness created or to be created by any corporation, person, partnership, joint venture, firm or association.

          To purchase, lease or otherwise acquire, own, hold, improve, use, lease to others, sell, mortgage, encumber, pledge, alienate, or otherwise dispose of and generally to deal in and with real estate and fixtures and personal property incidental thereto or connected therewith, and any and all lands, tenements, hereditaments or any interest therein, and to engage in the business of purchasing, brokering, development, sale and lease or real estate and improvements.

          The foregoing clauses shall be construed both as purposes and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers and purposes shall not be held to restrict or limit in any manner the

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general powers or purposes of this corporation. The corporation is authorized to carry on any business permitted by law, to have and exercise all the powers conferred by present or future laws of Louisiana upon corporations, and to do any or all of the things herein set forth to the same extent as natural persons might or could do.

                                     THIRD:

          The duration of the corporation is perpetual.

                                     FOURTH:

          The aggregate number of shares which the corporation shall have authority to issue is One Thousand (1,000) shares of common stock of the par value of One Dollar ($1.00) each.

                                     FIFTH:

          Shareholders shall have no preemptive rights nor shall any shareholder be entitled as a matter of right to subscribe for or to receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as said Board of Directors in its discretion shall deem advisable.

                                     SIXTH:

          Cumulative voting by shareholders is expressly prohibited.

                                    SEVENTH:

          The full name and post office address of each incorporator is as follows:

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       NAME                              ADDRESS
--------------------   -------------------------------------------
Richard C. Bower       8100 Carpenter Freeway, Dallas, Texas 75247

Roger L. Beach         8100 Carpenter Freeway, Dallas, Texas 75247

Joseph N. Richardson   8100 Carpenter Freeway, Dallas, Texas 75247

                                     EIGHTH:

          This corporation reserves the right to amend, alter, change or repeal any provision contained in these articles in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

          IN WITNESS WHEREOF we the undersigned, each capable of contracting, have hereunto affixed our signatures on this 18 day of April, 1973.


                                                      /s/ Richard C. Bower
                                                      --------------------------
                                                      Richard C. Bower


                                                      /s/ Roger L. Beach
                                                      --------------------------
                                                      Roger L. Beach


                                                      /s/ Joseph N. Richardson
                                                      --------------------------
                                                      Joseph N. Richardson

STATE OF TEXAS     )

COUNTY OF DALLAS   )

          BE IT KNOWN, that on this 18th day of the month of April, in the year of our Lord, 1973, before me, the undersigned, a Notary Public in and for the County and State aforesaid duly commissioned and qualified, there came and appeared JOSEPH N. RICHARDSON, known to me, Notary, and known by me to be one of the persons whose names appear upon the foregoing instrument and said appearer declared and acknowledged unto me, Notary, that he executed the said instrument for the uses and purposes therein set forth and apparent.

          IN WITNESS WHEREOF, said appearer has signed these presents, and I have hereunto set my official hand and seal on the day and date first hereinabove written.


                                                      /s/ Illegible
                                                      --------------------------
                                                      Notary Public in and for
                                                      Dallas County, Texas

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